Exhibit 99.3

Rule 438 Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I will become a director of Nicolet Bankshares, Inc. (“Nicolet”) after consummation of the merger of Mid-Wisconsin Financial Services, Inc. with and into Nicolet and am so designated in the Registration Statement on Form S-4, and all amendments and supplements thereto, filed by Nicolet with the Securities and Exchange Commission (the “Registration Statement”). I hereby consent to being so designated in the Registration Statement and to the filing of this consent with the Registration Statement.

/s/ Kim A. Gowey

Kim A. Gowey

January 30, 2013